Exhibit 99.1

MCEWEN MINING ANNOUNCES FIRST GOLD

POUR AT EL GALLO PHASE I IN MEXICO

TORONTO, ONTARIO - (September 24, 2012) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce that El Gallo Phase I in Sinaloa State, Mexico has achieved its first gold production (Fig. 1 & 2). The mine, which is 100% owned by McEwen Mining, is expected to produce 10,000 ounces of gold during the balance of this year. In 2013, the annual production is forecasted to be 30,000 ounces of gold.

The El Gallo Phase I is proceeding with the remaining commissioning activities, with commercial production anticipated to be achieved late this year.

The El Gallo Phase II, where a feasibility study was completed on September 10th, is forecasted to produce an additional 5.2 million ounces of silver and 6,000 ounces of gold per year, for combined production of 135,000 ounces of gold and gold equivalent per year.

“We are excited to see our second mine start production. I believe McEwen Mining is at a critical point, where we begin to deliver on our promise of production growth. Our objective is to increase production from 105,000 ounces of gold and gold equivalent in 2012 to 290,000 ounces of gold and gold equivalent in 2015. I would like to thank all of our employees and contractors, who played an important role in the construction of the mine”, said Rob McEwen, Chief Owner.

The firm responsible for the EPCM (Engineering, Procurement, Construction and Management) of El Gallo Phase I is Sonoran Resources of Hermosillo, Mexico.

Photos and videos showing El Gallo Phase I construction can be viewed here:
http://mcewenmining.com/Media-Events/Galleries/El-Gallo-Videos-and-Photos/default.aspx

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 in 2015 by creating a high growth, low-cost, mid-tier gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules Copper project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico.

McEwen Mining has 267,919,384 shares issued and outstanding. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company. As of June 30, 2012, McEwen Mining had cash and liquid assets of $38 million.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by William Faust, PE, Chief Operating Officer of the Company and a Qualified Person as such term is defined by Canadian Securities

Administrators National Instruments 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”).

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining reports its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to NI 43-101. These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. According to Canadian NI 43-101 criteria, the estimation of measured resources and indicated resources involve greater uncertainty as to their economic feasibility than the estimation of proven and probable reserves. Under SEC Industry Guide 7 criteria, measured, indicated and inferred resources are considered Mineralized Material. The SEC considers that in addition to greater uncertainty as to the economic feasibility of Mineralized Material compared to proven and probable reserves, there is also greater uncertainty as to the existence of Mineralized Material. U.S. investors are cautioned not to assume that measured or indicated resources will be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between the Company and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs and amount of production thereof, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: www.facebook.com/McEwenRob Twitter: www.twitter.com/McEwenMining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com

McEWEN MINING First Gold Pour from El Gallo Phase 1

Figure 1
September 2012

McEWEN MINING First Gold Pour from El Gallo Phase 1

Figure 2
September 2012